Exhibit 10.1

September 22, 2020

Dan D’Agostino

[Address Omitted]

Dear Dan,

I am very pleased to offer you the position of Chief Financial Officer at Nephros (the “Company”). As CFO, your primary responsibilities will be to manage the financial, risk management, and administrative operations of the company, including accounting, financial reporting, financial strategies, and control systems. You will also assist the CEO in representing the Company with investors, bankers, and research analysts.

Your initial annual compensation will be $200,000. This amount will be reviewed annually, beginning January 1, 2022. In addition, you will be eligible to receive an annual bonus targeted at $50,000 (25% of your base salary), based on the Company’s achievements of its goals. If the bonus is payable, it may be paid in cash, restricted stock, or a combination of the two, at the company’s discretion and in accordance with similar payments to other senior executives.

Subject to approval of Nephros’s board of directors, you will be granted an option to purchase 103,973 shares of the company’s stock (1% of current fully diluted shares) pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). Your right to exercise the stock options will vest over four years, in accordance with standard company practices. In the event of a Change of Control (as such term is defined in the 2015 Plan), notwithstanding anything to the contrary contained herein, all shares subject to the option that have not then vested shall vest and become exercisable immediately and, unless all such options are cashed-out in the Change of Control transaction, shall remain exercisable for a period of not less than 360 days (or the expiration of the Option term, if sooner), regardless of whether your employment is terminated in connection with such Change of Control transaction. Notwithstanding the foregoing, unless otherwise determined by the board of directors, no change in ownership of the Company’s outstanding securities shall be deemed a Change of Control if such change in ownership is caused by or relates solely to any disposition or acquisition of any Company securities by Wexford Capital, LP (and/or its affiliates). The stock option will be subject to the terms and conditions of the 2015 Plan and a separate stock option agreement in the standard form approved for use under the 2015 Plan by the board of directors.

The Company currently provides its employees with a benefits package, including:

●	Health plan – Approximately 90% company paid
●	Health Reimbursement Plan – 100% company paid
●	Dental and Vision Plan – 100% company paid

●	Life Insurance – 100% company paid
●	Flexible Spending Account – Employee-paid
●	Long- and Short-Term Disability Plan – Employee-paid
●	SIMPLE IRA Savings Plan – Employee-paid with up to 3% company match
●	15 PTO days annually. “Use it or lose it” policy, where lawful

Termination Benefit: Following one year of employment, you will be entitled to three months of base salary and continued health benefits in the event your employment is terminated by the Company without cause. Following two years of employment, you will be entitled to six months base salary and health benefits in the event you are terminated without cause. Any such health insurance benefits provided to you post termination will be on the terms and conditions then in effect for the Company’s employees.

Please note, that as set forth in the Company’s Personnel Policies and Procedures, the employee benefits provided to you by the Company are subject to change by the Company, in its sole discretion, at any time and from time to time.

Your employment is expected to begin on October 19, 2020.

Even though some provisions of this letter refer to future dates, they are merely reference points for certain events that are scheduled for as long as you are employed by the Company. Your employment with the Company is for an indefinite term and nothing in this letter modifies your at-will employment relationship with the Company. Further, your employment will also be subject to the Company’s Personnel Policies and Procedures, your entry into a Confidentiality, Invention Assignment and Non-Competition Agreement in the form separately provided to you, and Nephros’ general satisfaction with your work performance. Either you or Nephros may terminate your employment with the company for any reason with written notice.

If you have any questions regarding the details of this offer, please feel free to contact me. We are very excited about having you on our team. If you agree to the conditions that have been outlined, please sign, date, scan and return by e-mail at your earliest convenience.

Respectfully,

/s/ Andy Astor
Andy Astor, Chief Executive Officer

Accepted:

/s/ Dan D’Agostino
Dan D’Agostino